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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934
                   or Suspension of duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-21328

                            Fort Bend Holding Corp.
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             (Exact name of registrant as specified in its charter)

                    3400 Avenue H. Rosenberg, Texas 77471
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           Common Stock, no par value
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            (Titles of each class of securities covered by this Form)

                                       None
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              (Titles of all other classes of securities for which
           a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    /X/   Rule 12h-3(b)(1)(ii)   / /

           Rule 12g-4(a)(1)(ii)   / /   Rule 12h-3(b)(2)(i)    / /

           Rule 12g-4(a)(2)(i)    / /   Rule 12h-3(b)(2)(ii)   / /

           Rule 12g-4(a)(2)(ii)   / /   Rule 15d-6             / /

           Rule 12h-3(b)(1)(i)    / /

Approximate number of holders of record as of the certificate or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934 Fort Bend Holding Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              SOUTHWEST BANCORPORATION OF TEXAS, INC.
                              (Successor by Merger to Fort Bend Holding Corp.)

DATE: April 1, 1999           BY: /s/ R. JOHN MCWHORTER
                              ----------------------------
                              R. John McWhorter
                              Senior Vice President

   Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.